Exhibit 99.2

Harrow Health, Inc.

Letter to Stockholders

August 10, 2020

To the Stockholders of Harrow Health, Inc.:

I am pleased to report that despite the challenges that COVID-19 brought to our country, we exited the second quarter with revenue levels near those seen pre-COVID-19 – which so far looks like a “V-shaped recovery” in revenues. Given the pace of our customers’ re-openings across the country and the protocols they’ve put in place to give their patients greater health security, we are again progressing towards our revenue, gross margin, and profitability goals. We are optimistic that the worst of the COVID-19 pandemic is behind us.

During the second quarter, we had two primary goals: (1) ensure we were financially able to survive the COVID-19 pandemic effects on our business, and (2) position the company to competitively thrive in the post-COVID-19 period. On item 1, in our prior Letter to Stockholders, we discussed how we managed our balance sheet and expense levels, and how we set a goal during the COVID-19 period of not diluting our stockholders by selling Harrow equity. So far so good. On item 2, our team has been very active, hunting for opportunities to improve and grow our business and to maintain our competitive edge in our core ImprimisRx ophthalmology franchise. Throughout the balance of 2020 and into 2021, we are hopeful that our “activity” during this period will continue to yield meaningful economic achievements for our stockholders.

Consolidated Financial Results & Balance Sheet Update

Net revenues were $8.1 million for the second quarter of 2020, compared to $13.5 million for the same period last year. The impact from COVID-19 had a significant impact on revenues, especially in April and through most of May. Encouragingly, June ended well, with revenue building steadily throughout the month and representing nearly half of the revenue for the entire quarter. As we continue to see states reopening, I am optimistic about the back half of the year and how we may be able to use our momentum to get revenues back to historical growth rates during the course of next year.

Gross margins were 60% in the second quarter of 2020, compared to 61% in the second quarter of 2019. This drop in gross margins was primarily related to the temporary decrease in unit volumes sold during the period. Adjusted E(L)BITDA was $(1.7 million) compared to $245,000 in the second quarter of 2019.

Operating loss during the second quarter of 2020 was $3.2 million, compared to an operating loss of $767,000 during the same period last year. Below the operating line, we recorded a non-cash gain related to our Eton position of $4.7 million, which pushed other income to $3 million and resulted in a net loss attributable to Harrow Health, Inc. of just $237,000 during the second quarter of 2020.

Selected highlights regarding operating results for the three and six months ended June 30, 2020 and for the same periods in 2019 are as follows (in thousands, except per share data):

	For the Three Months Ended June 30,
	2020	2019
Total Revenues	$8,060	$13,516
Cost of Sales	(3,204)	(5,225)
Gross Profit	4,856	8,291
Selling, General & Administrative Expenses	(6,954)	(8,248)
Research & Development Expenses	(749)	(810)
Impairment of Intangible Assets	(363)	-
Total Operating Expenses	(8,066)	(9,058)
Operating Loss	(3,210)	(767)
Other Income (Expense), net	2,950	(1,653)
Net Loss	$(260)	$(2,420)
Net Loss attributable to noncontrolling interests	23	42
Net Loss attributable to Harrow Health, Inc.	$(237)	$(2,378)
Net Loss per share of common stock, basic	$(0.01)	$(0.09)
Net Loss per share of common stock, diluted	$(0.01)	$(0.09)

	For the Six Months Ended June 30,
	2020	2019
Total Revenues	$19,877	$25,806
Cost of Sales	(6,830)	(9,123)
Gross Profit	13,047	16,683
Selling, General & Administrative Expenses	(15,370)	(16,791)
Research & Development Expenses	(1,152)	(1,215)
Impairment of Intangible Assets	(363)	-
Total Operating Expenses	(16,885)	(18,006)
Operating Loss	(3,838)	(1,323)
Other Income (Expense), net	(9,345)	10,236
Net Income (Loss)	$(13,183)	$8,913
Net Loss attributable to noncontrolling interests	39	67
Net Income (Loss) attributable to Harrow Health, Inc.	$(13,144)	$8,980
Net Income (Loss) per share of common stock, basic	$(0.51)	$0.36
Net Income (Loss) per share of common stock, diluted	$(0.51)	$0.34

ImprimisRx, a wholly owned subsidiary founded in 2014

ImprimisRx is an ophthalmic-focused pharmaceutical company with capabilities that include formulation development, scalable production, quality systems required by the highest federal manufacturing standards, U.S. and state-specific licensure to dispense direct-to-prescriber/institution or direct-to-patient, and a national commercial team that sells into and services prescribers and institutions in all 50 states.

During a very challenging Q2, the ImprimisRx team managed inventory levels well, made improvements to quality systems, integrated new production and inspection equipment, onboarded key talent to the ImprimisRx team, and created the architecture behind a next-generation cloud-based transaction platform that we believe is going to pay big dividends very soon. These activities were in keeping with our strategy of preparing ImprimisRx for what we believed would be a strong back half of 2020 and an even stronger 2021.

For several quarters, we’ve stated our belief that ImprimisRx is more than an innovative pharmaceutical compounding business: it’s an ophthalmic pharmaceutical platform with a national footprint, and a large, growing, and loyal base of customers. Over the past few quarters, we’ve consistently said that the ImprimisRx business was highly underutilized and undervalued. As a part of our growth strategy, the Harrow team has been busy working to increase the utilization of ImprimisRx and, in turn, its value.

To support our growth strategy for ImprimisRx, we’ve been in negotiations with several potential partners who own or have developed FDA-approved products and other interesting assets that we believe would be commercially successful if they were offered through the ImprimisRx platform. Ironically, in some cases, COVID-19 made it harder for some of these potential partner companies to reach customers for their products, thereby magnifying the value of what we thought ImprimisRx could offer.

The first of what we hope will be several additional commercial partnerships was recently signed with EyePoint Pharmaceuticals (NASDAQ: EYPT) for their DEXYCU® product. DEXYCU is an FDA-approved, single-dose, sustained release, intracameral steroid (9% dexamethasone) injectable for the treatment of inflammation for post-ocular surgery. Because ImprimisRx sold about 250,000 units of compounded steroid-based injectable ophthalmic formulations during 2019, we believe DEXYCU, also a steroid-based injectable ophthalmic formulation, will be an excellent fit within our platform. Customers we’ve surveyed about making the switch from some of our compounded formulations to FDA-approved DEXYCU have given us positive feedback, so we are not only big believers in the clinical value of DEXYCU, we are also bullish on the potential for the financial success of our new relationship with EyePoint.

Our strategy with DEXYCU is simple: focus on offering the benefits of FDA-approved DEXYCU to our large and loyal sterile injectable customer base. Our deal for DEXYCU is simple as well: we get paid on DEXYCU sales to our customers. We have an initial pool of designated, existing customers and that pool will grow in the near term. Given the economics we earn on each unit of DEXYCU, our initial base of Tri-Moxi customers alone equates to a better than $25 million revenue opportunity for ImprimisRx and, based on our initial calculations, that new revenue will carry at least an 85% incremental profit margin. Additionally, we believe there is potential that customers who use DEXYCU will likely purchase other ImprimisRx surgical formulations, which should increase revenues on the balance of the ImprimisRx surgical portfolio. Our team is excited about DEXYCU – a great product that will add clinical value to our customers; and importantly, we appreciate the tremendous financial opportunity that DEXYCU represents to our stockholders.

Beyond the external growth discussed above, ImprimisRx continues to be a hub for ophthalmic pharmaceutical innovation and we currently have several new pharmaceutical programs in development. Nearly all these programs were garnered from our customers’ “new product requests” - their real-world identification of an unmet ophthalmic need. Over the coming years, in markets small and large, we expect these products to initially become available as compounded formulations, with the potential to develop some forms of them into drug candidates for FDA-approval. The bottom line is that ImprimisRx continues to be an innovation hub for new pharmaceutical development programs, and these new assets naturally and strategically feed other parts of the Harrow business.

In addition to making products that our customers want, a major key to the ongoing success of ImprimisRx is customer experience. This means every facet of a customer’s interaction with our brand from our packaging and labeling, to quality systems, and of course utilizing information technology and e-commerce solutions that make it easy to access our platform in every way that a customer requires. Over the past six months, we’ve made significant progress improving our customer experience and this is beginning to pay off as we hit consistent record “customer willingness to recommend” scores during Q2. Customers who left our platform in years past are coming back – ordering and re-ordering. Our ability to interface directly with our customers and provide them with affordable products they want, made to the quality standards they expect, and A+ customer service levels – equate to long-term customer relationships and an ImprimisRx brand with great long-term value for stockholders.

In summary, with an incredibly efficient business model, a growing formulary of clinically relevant products, major investments in customer experience, and many more innovative products and services in our pipeline, we believe ImprimisRx is at the infancy stage of a very exciting growth run that we expect to last for many years in the future. Further, our new EyePoint partnership is an example of the new business relationships we are working to forge to enhance the value of the ImprimisRx platform to our customers. And in the near-term, we expect final evaluation of our pending pass-through application with CMS for one of our key surgical products. This value and these prospective opportunities further our long-term goal for ImprimisRx to continue its maturity into a major national player in the ophthalmic pharmaceutical space.

Deconsolidated Companies and Subsidiaries

Outside of ImprimisRx, we remain excited about the progress being made in businesses, in which we maintain ownership interests:

Deconsolidated Companies

●

Eton Pharmaceuticals (NASDAQ: ETON) is a catalyst-rich company, including a recent Target Action Date for EM-100 ($600 million potential addressable market) and a September PDUFA date for Alkindi® Sprinkle (an Orphan Drug Designated product candidate with a $100 million potential addressable market). Eton has recently filed an NDA for its Orphan Drug Designated dehydrated alcohol program, which we estimate is an $150 million market with one competitor. Eton has several other NDA submissions that are expected to be filed by the end of the year. Harrow maintains a 3,500,000 common share position in Eton (founded by Harrow in 2017), representing approximately 17% of the outstanding equity of Eton.

●

Surface Pharmaceuticals, founded by Harrow in 2017, continues to make clinical progress in its ocular surface disease programs, with three active INDs on file. SURF-201 and SURF-100 are expected to generate data in the next 12 months, and we believe that the company is well positioned to seek and complete a Series B funding. Harrow holds 30% of the equity interests in Surface along with royalty rights on all drug candidates Surface is currently developing.

●	Melt Pharmaceuticals, founded by Harrow in 2018, announced its IND for MELT-100 was accepted by the FDA in July (click here to view the PR) and is screening patients to enroll in its Phase 1 study, with the first patient dosing scheduled to begin soon. Melt hopes to have topline data available shortly thereafter from its pharmacokinetic study during the fourth quarter of this year. We expect Melt to raise additional capital within the next six to eight months. Harrow holds 44% of the common stock in Melt along with royalty rights on all drug candidates Melt is currently developing.

Subsidiary Companies

●	Mayfield Pharmaceuticals, our women’s health focused subsidiary, will be participating in a webinar on August 13th entitled The Leading Innovators in Women’s Health. The panel session will begin at 10 am and run until 12:30 pm Eastern Time. To access the panel discussion, please RSVP by clicking here. We hope to complete a deconsolidating transaction of Mayfield in the coming quarters.

●	Stowe Pharmaceuticals has begun the final pre-clinical in-vivo rabbit studies required to demonstrate that its lead investigational drug candidate (STE-006) has killing power against relevant ophthalmic isolates of certain viruses. Having already demonstrated strong positive results against various ophthalmic isolates of bacteria, mold and fungi, success against viruses (for example, Adenovirus Type 5) should attract meaningful interest from potential investment and strategic development partners. We’re looking forward to reporting on this data during the fourth quarter of this year, which depending on the outcome, may lead to a deconsolidating transaction soon thereafter.

●	Visionology™ is expected to launch this year. While telemedicine is a “hot” space, we believe that Visionology is much more than telemedicine, and therefore is much more interesting. Visionology takes advantage of everything we know about ophthalmology and eye care along with the expertise of Drew Livingston, the co-founder and former CEO of Doxy.me, the world’s largest and fastest growing SaaS based telemedicine business. I look forward to sharing more about how we expect Visionology to change the game for how chronic eye care health is managed, and how Visionology will help drive what we believe is the coming revolution in patient-driven healthcare access and transparency.

Financial Outlook

I am encouraged by the trends we have been seeing with our ImprimisRx business. In general, the disruptive impact of COVID-19 on our business is dissipating. We believe that patients who were delaying care are now seeking care once again as many of our customers report nearly full and, in some cases, overflowing calendars.

June was a strong month, especially in the back half of the month, which is our best evidence that patients are feeling comfortable enough to see their trusted doctors again. July was even stronger than June, producing a few revenue days that have reached or exceeded previous all-time highs. We believe this trend will persist but expect some of the revenue “chunkiness” we’ve alluded to in the past to continue. Certain parts of the country may go through fits and starts when it comes to reopening, so we are expecting there to be regional revenue fluctuations.

We continue to model various cash flow scenarios and we were pleased that the second quarter came in well-ahead of our base-case scenarios. Based on the progress we continued to see during the month of July, if the strictest of lockdowns scenarios remain an artifact of the past, we believe we have sufficient liquidity resources to sustain our planned level of operations.

Closing

The first half of 2020 has been one full of record lows and record highs. Importantly, our business – particularly ImprimisRx – is well positioned for what we believe is the “snap-back” that seems to be underway. We also have ownership stakes in exciting healthcare businesses with many exciting catalysts during the next 12 months, including reporting on clinical data and value-enhancing financing events.

Finally, we were honored that Harrow was recently added to the Russell 3000® and 2000® Indexes. If you aren’t familiar with our company history, it has been less than ten years since Andrew and I worked to re-structure the predecessor company of Harrow out of bankruptcy. To now be recognized amongst the largest publicly traded companies in the U.S. is a great honor and a testament to the dedication of every member of our teams. We certainly could not have reached this milestone without support from our loyal and patient investors and banking partners; and a lot of valued customers who keep buying our products. But let me emphasize – I believe there is much more left to achieve. As we move into the second half of 2020, we will continue to concentrate on the factors we can control and influence, while maintaining the focus of our mission of helping millions of people gain affordable access to the care they need.

I look forward to publishing our next Letter to Stockholders in November, please continue to stay safe until then.

Sincerely,

Mark L. Baum

Founder and Chief Executive Officer

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

The Company’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial metrics, specifically adjusted EBITDA and/or adjusted earnings. A reconciliation of any non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No ImprimisRx compounded formulation is FDA-approved. All ImprimisRx formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months ended June 30, 2020 and for the same period in 2019 (in thousands):

	For the Three Months Ended June 30,
	2020	2019
GAAP Net Loss	$(237)	$(2,378)
Stock-based compensation and payments	628	367
Interest expense, net	505	716
Taxes	-	-
Depreciation	465	491
Amortization of intangible assets	43	63
Impairment of intangible assets	363	-
Investment (gains) losses from Eton, Melt and Surface, net	(3,436)	937
Other income, net	(19)	-
Non-recurring expenses (1)	-	49
Adjusted EBITDA	$(1,688)	$245

(1)	Non-recurring expenses were accrued in connection with litigation settlements in 2019.

Equity Portfolio

Company	Shares of Common Stock	Estimated Value at June 30, 2020
Eton Pharmaceuticals	3,500,000	$19,075,000
Surface Pharmaceuticals	3,500,000	$11,550,000	[1]
Melt Pharmaceuticals	3,500,000	$17,500,000	[1]
Estimated Total Value		$48,125,000

1 Represents a non-GAAP value, which is calculated as the conversion price of the Series A Preferred Stock (from the most recent offering of the applicable company) multiplied by the number of shares owned by Harrow.